Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-102605 and Form S-8 No.333-126889) pertaining to the Employee Stock Option Plan for Employees and the 2004 Employee Stock Option Plan for Employees of United Microelectronics Corporation and subsidiaries (the “Company”) of our reports dated May 4, 2007, with respect to the audited consolidated financial statements of the Company, the Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 20-F) for the year ended December 31, 2006.

/s/ Ernst & Young
Ernst & Young
Taipei, Taiwan,
Republic of China
May 4, 2007

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